EXHIBIT 10.3 - Executive Consulting Agreement

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (this "Agreement"), dated November 1, 2012, is by and between Chris M. Hymel ("Consultant") and Signal Advance, Inc. or any subsequent surviving entity ("Company).

R E C I T A L S:

WHEREAS, Company's board of directors (the "Board") desires to contract for services in a Consulting capacity and the Consultant desires to be so engaged in such capacity;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE I: Term

1.1 Consulting. Company contracts with Consultant and Consultant accepts the consultancy under the terms and conditions of this Agreement.

1.2 Term. The term of this Agreement shall be for Twenty-Four (24) months with an annual open option thereon as set forth herein and shall be effective as of November 1, 2012, and shall terminate on October 31, 2014. Unless written notice of termination is given to Consultant, or Company, not less than three (3) months prior to the termination of this Agreement, this Agreement will be extended for additional twelve (12) month periods.

A. Option Term. Upon the condition that there is no breach of any condition or term of this Agreement at the time of exercise, this Agreement may be extended annually, for an additional period of twelve (12) months, on the same terms and conditions of this Agreement, unless modified or amended upon the written consent of Company and Consultant.


ARTICLE II: Compensation

2.1 Compensation. For all services rendered by Consultant, Company shall pay Consultant a base compensation commencing on January 2, 2012, of One Hundred Eight Thousand Dollars ($108,000) per year payable in cash or equivalent value on Corporate Securities, provided at the Consultants prevailing acquisition rate, at the discretion of the Consultant.

A. Compensation Adjustment. Compensation is to be increased by Six Thousand Dollars ($6,000) per year up to a maximum annual compensation of One Hundred Twenty Thousand Dollars ($120,000). Any further compensation increases will be determined by the Broad of Directors.

Company and Consultant recognize that certain "Events" (as defined in the following paragraph) may occur which will give rise to an automatic compensation increase. Upon the occurrence of any one of the Events listed in the following paragraph, Consultant's compensation shall be increased to One Hundred Twenty Thousand ($120,000) per year during the term of this Agreement. Such increase shall be automatic upon the happening of any one of the Events listed below.

B. Definition of "Events." For purposes of this Agreement and particularly, the compensation increases described in the foregoing paragraph, any one of the following shall be considered an "Event":

i. Merger. A merger with a third party entity, whereby at least fifty-one percent (51%) of Company's outstanding common stock is merged with such entity.

ii. Sale/Acquisition. A sale or acquisition of at least fifty-one percent of Company's outstanding common stock or the sale of all or substantially all of Company's assets to a third party entity.

iii. Capital. Company's raising at least $1 million through the sale of equity securities.

2.2 Earned Monetary Bonuses. Consultant shall be entitled to an annual bonus as determined by the Company's Board of Directors. Consultant's performance shall be reviewed annually to determine the payment of bonuses.

2.3 Automobile. Company will provide to Consultant the use of an automobile of Consultant's choice at a gross purchase price not to exceed Twenty Thousand ($20,000). Company agrees to replace the automobile with a new one at Consultant's request no more often than once every three years. Company will pay all automobile operating and maintenance expenses and will either, procure, and maintain in force, an automobile insurance policy which includes liability, comprehensive and collision coverage, or reimburse Consultant the cost of procuring said insurance coverage.

2.4 Stock Option Consideration. While currently not available, Consultant, as partial consideration for his services, shall be entitled to participate in and receive any Stock Options available under any future options plan as determined by the Company's Board of Directors. Such determination shall be made on an annual basis.

2.5 Consultant Benefits. In addition to the foregoing, Consultant shall be entitled to the following:

A. Holidays. Consultant will be entitled to at least Ten (10) paid holidays each calendar year and ten (10) personal days. Company will notify Consultant on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Consultant is not entitled to any personal holidays during the first six months of consultancy.

B. Vacation. Following the first six months of this contract, Consultant shall be entitled to twenty (20) paid vacation days each year.

C. Sick Leave. Consultant shall be entitled to sick leave and emergency leave of up to thirty (30) days. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical Insurance. Company agrees to:

i. Provide Consultant and his immediate family medical insurance at no charge to the Consultant, or

ii. Reimburse Consultant for acquiring such medical insurance coverage, and/or

iii. Reimburse Consultant for 'out-of-pocket' medical expenses for Consultant and his immediate family.

The total cost of medical insurance plus reimbursement of medical expenses shall not exceed Fifteen Percent (15%) of the base Compensation per year.

E. Pension and Profit Sharing Plans. Consultant shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular consultants.

F. Expense Reimbursement. Consultant shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Consultant in the performance of Consultant's duties. Consultant will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

G. Education/Professional Development Reimbursement: Consultant shall be entitled to reimbursement for educational/professional development expenses consistent with the goals of the Company up to an amount of Five Thousand Dollars ($5,000) per year.

ARTICLE III: Duties of Consultant

3.1 Duties. Consultant is engaged as President and CEO; and shall have authority over such decision-making and managerial duties regarding the business of
Company; and shall supervise and direct all of the business of Company according to business plans and strategies provided by Company, reporting only to the Board. The precise services of Consultant may be extended or curtailed by mutual agreement of Company and Consultant from time to time.

3.2 Extent of Services. Consultant shall devote so much of his productive time, ability and attention to the business of the Company as is necessary to fulfill his duties; and shall perform all such duties in a professional, ethical and businesslike manner. Consultant will not, either during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly engage in any other business, either as an consultant, Company, consultant, principal, officer, director, advisor, or in any other business capacity, which is competitive with the business of the Company, without the express written consent of the Company. Furthermore, the Board may require that Consultant account for his time spent performing his duties hereunder at any time.

Upon such notice, Consultant shall account for his time and deliver such accounting to the Board until further notified. Based upon such records, the Board, in its sole discretion, may adjust Consultant's flexible and/or full time off (FTO) and/or compensation during such period accordingly.

3.3 Engaging in Other Consulting. Consultant hereby agrees to undertake the responsibilities for and devote his productive time, abilities, and attention to the business of Company during the term of this Agreement. Any outside consultancy in any capacity is acceptable to the extent that there is no conflict with the duties and obligations of consultant's role as President and CEO of Company.

3.4 Accountability. Consultant shall be directly responsible to the Board.

3.5 Code of Ethics. Consultant agrees to comply with the 'Code of Ethics and Business Conduct' in the conduct of his business on behalf of Company.
(Copy attached)

ARTICLE IV: Duties of Company

4.1 Payment of Compensation and Provision of Benefits. During the terms hereof, Company agrees to pay all compensation, benefits, allowances and FTO due to Consultant as set forth herein.

4.2 Working Facilities. Company shall provide offices, administrative help and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.


ARTICLE V: Disability; Death During Consultancy

5.1 Disability. If Consultant is unable to perform his services by reason of illness or incapacity for a period of more than one (1) month, the compensation thereafter payable to him during the continued period of such illness or incapacity for a period not to exceed twelve (12) months shall be sixty percent (60%) of Consultant's then current compensation.

Consultant's full compensation shall be reinstated upon his recovery.

Notwithstanding anything to the contrary, Company may terminate this Agreement at any time after Consultant shall be absent from his consultancy, for whatever cause, for a continuous period of more than twelve (12) months, and the obligations of Company shall thereupon terminate. If it is determined, pursuant to the terms of this Agreement, that Consultant is disabled or incapacitated and cannot discharge the duties and responsibilities contemplated hereunder, Company shall have the right to hire an consultant to replace him in whatever position he may have at that time.

In lieu of the foregoing, Company may obtain disability insurance for Consultant. Should this occur, pragraph 5.1 shall be null and void and the terms of said disability insurance shall govern, so long as the terms in such policy are equal to or greater than the terms outlined in Section 5.1.

5.2 Death During Engagement. If Consultant dies during the term of engagement, Company shall pay to the estate of Consultant the compensation which would otherwise be payable to Consultant up to the end of the month in which death occurs. In addition, Company shall pay a sum equal to two (2) year's compensation payable in equal monthly installments after the death of Consultant to the spouse of Consultant or if he is not survived by his spouse, then to Consultant's heirs in equal shares, or if there are no such surviving heirs, to the estate of Consultant.

ARTICLE VI: Confidential Information; Trade Secrets; Proprietary Rights, Intellectual Property

6.1 Confidentiality. Consultant hereby acknowledges that he has received, and/or will receive in the future, information regarding the business of Company, including but not limited to customer lists, product information, business strategy, consultant agreements, which information is deemed confidential information (the "Confidential Information").

The parties hereto recognize and acknowledge that the Confidential Information is proprietary and integral to Company's business and agrees to keep such Confidential Information confidential and not disclose the same to any third person, corporation and/or entity for a period of two (2) years subsequent to the termination of this Agreement or termination of Consultant as an consultant of Company, whether such termination is with or without cause.

6.2 Products. All products relating to Company's business, designed, improved or enhanced by Consultant, will be the sole property of Company and Consultant will not be allowed to possess or use them unless Company agrees in writing thereto. Whenever requested to do so by Company, Consultant will execute any and all applications, assignments or other instruments that Company deems necessary to protect Company's interests therein. Consultant's obligations hereunder shall survive the termination of Consultant's contract with respect to inventions, discoveries and improvements conceived or made by Consultant during the term of the Consultancy described in this Agreement.

6.3 Intellectual Property. Consultant agrees to assign to Company inventions, trade secrets, technological improvements and any other Intellectual Property he develops, originates, improves or discovers during his consultancy arising in the performance of his duties, confined to the scope of his duties and that is related to the intellectual property previously assigned by the Consultant to the Company.

ARTICLE VII: Non-Competition

7.1 Non-Competition. During the term of Consultant's agreement set forth in this Agreement, and for a period of one (1) year thereafter, Consultant will not directly or indirectly be an owner, partner, director, manager, officer or consultant or otherwise render services or be associated with any business that competes with Company.


ARTICLE VIII: Termination / Note Purchase

8.1 Termination With Cause. With cause, Company may terminate this Agreement upon thirty (30) days' notice to Consultant. In such event, Consultant shall continue to render his services and shall be paid his regular compensation up to the date of termination. Severance allowance shall be equal to six (6) month's compensation of Consultant. For purposes of this Agreement, termination "with cause" shall be for any of the following:

A. Any breach of any material obligations owed to Company;

B. Failure to follow the directive of the Company's board of directors; or

C. Conviction of a felony or any act involving moral turpitude.

8.2 Termination Without Cause. Company may terminate Consultant without cause upon thirty (30) days written notice. Upon termination without cause by Company,
 Consultant shall be entitled to cash compensation equal to the greater of the following: (A) the then existing base compensation of Consultant, as defined in
Article 2.1, for the remainder of the term of this Agreement; or (B) the then existing base compensation of Consultant, as defined in Article 2.1, for a period of twelve (12) months from the date of termination without cause. In the event of termination without cause, all cash compensation, as referred to above, shall be paid to Consultant on a monthly basis.

8.3 Termination Upon Sale of Business. Notwithstanding anything to the contrary, Company may terminate this Agreement upon thirty (30) days' written notice upon the happening of any of the following events which any one event will be treated as a termination without cause for purposes of severance allowance pursuant to this Agreement.

A. The sale by Company of substantially all of its assets to a single purchaser or a group of associated purchasers;

B. The sale, exchange or other disposition, in one transaction, of at least fifty percent (50%) of the outstanding common shares of the Company;

C. A decision by Company to terminate its business and liquidate its assets; or the merger or consolidation of Company in a transaction in which the shareholders of Company receive at least fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

D. Notwithstanding the foregoing, should Company agree to sell all or substantially all of its assets, Company shall purchase Consultant's Shares for an amount of the greater of the Stock Purchase Price or the same price sold by other of Company's shareholders.

ARTICLE IX: General Provisions

9.1. Waiver of Breach. The waiver by Company of breach of any provisions of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. No waiver shall be valid unless in writing and signed by an authorized officer of Company.

9.2 Assignment. Consultant acknowledges that the services to be rendered by him are unique and personal. Accordingly, Consultant may not assign any of his rights and obligations under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

9.3 Modification. This Agreement may not be modified, changed or altered orally but only by an agreement in writing signed by the party against an enforcement of any waiver, change, modification, extension or discharge as sought.

9.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas without regard to Conflict of Laws.

9.5 Integration Clause. This instrument contains the entire agreement between the parties hereto and supersedes any and all prior written and/or oral agreements. This Agreement may be altered or modified only in writing signed by the parties hereto.

9.6 Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to the parties at each party's last known address.

9.7 Attorneys' Fees. Should any party seek the enforcement of any term of this Agreement, the prevailing party thereunder shall be entitled to attorneys' fees and costs for the enforcement of such term or provision.

9.8 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature, scope or quality of services provided by either party hereto, its is hereby agreed that such dispute shall be resolved by binding arbitration to be conducted through the American Arbitration Association, to be arbitrated in accordance with its rules and regulations and procedures in Houston, Texas. In the event of any such arbitration, pending resolution of the arbitration and the award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested by the arbitrator and/or the sponsoring organization.


IN WITNESS WHEREOF, the parties executed this Agreement as of the effective date indicated above.


Consultant:                              /s/ Chris M. Hymel
                                        -------------------------------------
                                         Chris M. Hymel


For Signal Advance, Inc. (Company):      /s/ Malcolm Skolnick
                                        -------------------------------------
                                         Malcolm Skolnick, Corporate Secretary